Exhibit 99.1

Contacts: Robert Julian

Patrick Burke

(760) 931-1771

CALLAWAY GOLF COMPANY

ANNOUNCES NOTICE OF REDEMPTION OF 3.75% SENIOR NOTES

CARLSBAD, CA /October 15, 2015/ Callaway Golf Company (NYSE:ELY) (the “Company”) today announced that it has given notice of its intention to redeem all of the outstanding 3.75% Convertible Senior Notes due 2019 (the “Senior Notes”) pursuant to the terms of the Indenture governing the terms of the Senior Notes. The outstanding Senior Notes will be redeemed for cash equal to 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest. The anticipated redemption date is November 16, 2015 (the “Redemption Date”). The holders of the Senior Notes may exercise their conversion rights at any time prior to the close of business on the business day immediately preceding the Redemption Date at a rate of 133.3333 shares of the Company’s common stock per $1,000 in principal amount of Senior Notes.

The Company originally issued the Senior Notes in August 2012 in the aggregate principal amount of $112,500,000. In August 2015, the Company consummated certain exchange transactions pursuant to which the Company retired $84,983,000 of the Senior Notes in exchange for cash and shares of the Company’s common stock. As a result, there is $27,517,000 in aggregate principal amount of Senior Notes currently outstanding.

“We are pleased that we were able to consummate the exchange transactions and announce the redemption of the remaining Senior Notes,” commented Robert K. Julian, Senior Vice President and Chief Financial Officer. “In connection with these exchange and redemption transactions, the Company expects to incur in the second half of 2015 approximately $2.4 million of additional expense representing transaction costs as well as the acceleration of certain unamortized expenses. A substantial majority of these additional costs will be non-cash. More importantly, the retirement of the Senior Notes will be accretive to earnings in 2016 and will increase cash flows by approximately $5.0 million per year. Following the retirement of the Senior Notes, the Company will not have any long-term debt. The retirement of the Senior Notes represents another important milestone in our strategic plans.”

Forward-Looking Statements: This press release contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements include the Company’s intention to redeem the Senior Notes, the anticipated impact of the exchange and redemption transactions on the Company’s financial statements and other statements regarding the Company’s “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like. These statements are based upon current information and expectations and involve unknown risks, uncertainties, assumptions and other factors, many of which are out of the Company’s control and difficult to forecast, including changes in capital market conditions or economic conditions, compliance with the terms of the Company’s credit facilities, or administrative difficulties in effecting the redemption, any of which could cause actual results to differ materially from the forward-looking statements. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

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